Exhibit 99

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                          P R E S S   R E L E A S E

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RELEASE DATE:                                          CONTACT:
_____________                                          ________

October 24, 2005                                  CHARLES P. EVANOSKI
                                                  GROUP SENIOR VICE PRESIDENT
                                                  CHIEF FINANCIAL OFFICER
                                                  (724) 758-5584



                            FOR IMMEDIATE RELEASE
                            _____________________



                      ESB FINANCIAL CORPORATION REPORTS
                         THIRD QUARTER 2005 EARNINGS



Ellwood City, Pennsylvania, October 24, 2005 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced net income for the quarter ended September 30, 2005 of $2.9 million, an increase of 11.2% compared to net income of $2.6 million for the quarter ended September 30, 2004, and earnings of $0.22 per diluted share a 12.0% decrease in net income per diluted share as compared to earnings of$0.25 per diluted share for the quarter ended September 30, 2004. The increase in net income and the decline in earnings per share for the third quarter of 2005, as compared to the 2004 quarter were primarily due to the acquisition of PHSB Financial Corporation (PHSB) on February 11, 2005. The Company's annualized return on average assets and average equity were 0.63% and 8.61%, respectively, for the quarter ended September 30, 2005, compared to 0.75% and 11.02%, respectively, for the quarter ended September 30, 2004.

For the nine month period ended September 30, 2005, the Company reported net income of $9.0 million, an increase of 21.2% compared to net income of $7.4 million for the nine months ended September 30, 2004, and earnings of $0.70 per diluted share for the nine months ended September 30, 2005 and 2004. The Company's annualized return on average assets and average equity were 0.69% and 9.31%, respectively, for the nine month period ended September 30, 2005, compared to 0.72% and 10.32%, respectively, for the nine months ended September 30, 2004.

In announcing the results of operations for the quarter and the nine months ended September 30, 2005, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company and the Bank, stated, "The decrease in per share earnings for the quarter was primarily due to a decrease in the Company's net interest margin. The Company remains focused on improving net interest and noninterest income, while pursuing strategies to grow and provide a sound investment return to our shareholders. This focus is exemplified this year with the efforts of the Company's management and employees to coordinate and complete the successful integration of PHSB's operations, which was acquired on February 11, 2005, into the operations of ESB Financial Corporation."


Press Release
Page 2 of 4
October 24, 2005



Consolidated net income increased $291,000, or 11.2%, to $2.9 million for the quarter ended September 30, 2005, compared to $2.6 million for the same period in the prior year. This increase was the result of increases in net interest income of $1.5 million and noninterest income of $194,000, which were partially offset by increases in noninterest expense, provisions for loan losses, and provision for income taxes of $1.0 million, $10,000 and $334,000, respectively. Net interest income increased in the third quarter primarily due to an increase in interest income from loans and securities, partially offset by an increase in interest expense on deposits and borrowings. Noninterest income and noninterest expense were affected by increases due primarily to the acquisition of PHSB's operations. Included in the increase in noninterest income were increases in fees and service charges of $394,000 and securities gains of $129,000, which were partially offset by decreases in other noninterest income of $330,000. Included in the increase of noninterest expense were increases in compensation and employee benefits, premises and equipment, data processing expense and other expense of $416,000, $150,000, $123,000 and $294,000, respectively. Other noninterest expense was also affected by an increase in the amortization of the core deposit intangible recorded in connection with the acquisition of PHSB of $195,000.

Consolidated net income for the nine month period ended September 30, 2005, as compared to the nine month period ended September 30, 2004, increased $1.6 million, or 21.2%, to $9.0 million for the period ended September 30, 2005 from $7.4 million for the same period in the prior year. This increase was primarily the result of an increase in net interest income, after the provision for loan losses, of $4.7 million, offset by a decrease in noninterest income of $442,000 and increases in noninterest expense and provision for income taxes of $2.1 million and $556,000, respectively. The increase in net interest income after the provision for loan losses for the period ended September 30, 2005 was primarily the result of increases in interest income from loans and securities and a decrease in the provision for loan losses, which were partially offset by increases in interest expense on deposits and borrowings. The decrease in noninterest income was primarily the result of decrease in gains on sales of securities and joint venture income of $814,000 and $434,000, respectively, which were partially offset by increase in fees and service charges and other income of $717,000 and $117,000. Contributing to the increase to noninterest expense were increases in compensation and employee benefits, premises and equipment, data processing, amortization of core deposit intangible and other expenses of $1.0 million, $487,000, $245,000, $491,000 and $748,000, respectively. Partially offsetting the increase was a decrease of $844,000 for the deferred debt issuance costs associated with the redemption of a portion of the Company's subordinated debt in connection with the call of trust preferred securities in 2004.

The Company's total assets increased by $437.4 million, or 31.4%, to $1.8 billion at September 30, 2005 from $1.4 billion at December 31, 2004. This increase was primarily the result of the acquisition of PHSB during the first quarter of 2005. Through this merger, the Company acquired $331.0 million in assets, $146.0 million in loans and $231.0 million in deposits. The $437.5 million increase in assets resulted primarily from increases in loans receivable of $175.0 million, or 50.9%, to $518.5 million, securities of $195.4 million, or 21.0%, to $1.1 billion along with a $34.6 million increase in goodwill from the acquisition. The Company's total liabilities increased by $404.4 million, or 31.2%, to $1.7 billion at September 30, 2005. This increase in total liabilities was primarily the result of an increase in deposits of $249.3 million, or 43.0%, to $829.6 million along with an increase in borrowed funds of $151.6 million, or 21.6%, to $854.3 million. Total stockholders' equity increased $33.0 million, or 33.7%, to $130.8 million at September 30, 2005, from $97.8 million at December 31, 2004. The increase to stockholders' equity was primarily the result of common stock (and the related paid-in capital) issued in connection with the acquisition of PHSB in the amount of $39.5 million, partially offset by a decrease in accumulated other comprehensive income of $8.7 million. Average stockholders' equity to average assets was 7.40%, and book value per share was $9.82 at September 30, 2005 compared to 6.99% and $9.16 at December 31, 2004.


Press Release
Page 3 of 4
October 24, 2005



ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business andoperations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.


Press Release
Page 4 of 4
October 24, 2005

                  ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                              Financial Highlights
              (Dollars in Thousands - Except Per Share Amounts)


OPERATIONS DATA:

                                         Three Months          Nine Months
                                      Ended September 30,   Ended September 30,
                                         2005      2004       2005       2004
                                      _________  _________  ________   ________

   Interest income                     $ 20,760  $ 15,143   $ 58,837   $ 45,162
   Interest expense                      13,169     9,042     35,613     26,370
                                       ________   _______    _______   ________
   Net interest income                    7,591     6,101     23,224     18,792
   Provision for (recovery of) loan
    losses                                   67        57         69        298
                                       ________   _______    _______   ________
   Net interest income after provision
    for (recovery of) loan losses         7,524     6,044     23,155     18,494
   Noninterest income                     1,756     1,562      4,814      5,257
   Noninterest expense                    5,850     4,801     17,257     15,164
                                       ________   _______    _______   ________
   Income before provision
      for income taxes                    3,430     2,805     10,712      8,587
   Provision for income taxes               539       205      1,743      1,187
                                       ________   _______    _______    _______
      Net income                       $  2,891   $ 2,600    $ 8,969    $ 7,400
                                       ========   =======    =======    =======
   Net income per share:
      Basic                               $0.22     $0.26      $0.72      $0.73
      Diluted                             $0.22     $0.25      $0.70      $0.70

   Annualized return on average assets     0.63%     0.75%      0.69%      0.72%
   Annualized return on average equity     8.61%    11.02%      9.31%     10.32%

FINANCIAL CONDITION DATA:

                                                              As of:
                                                   September 30,   December 31,
                                                       2005           2004
                                                       ____           ____

   Total assets                                     $1,831,905     $1,394,515
   Cash and cash equivalents                            23,867         17,703
   Total investment securities                       1,125,190        929,794
   Loans receivable, net                               518,501        343,524
   Customer deposits                                   829,613        580,346
   Borrowed funds (includes subordinated debt)         854,335        702,773
   Stockholders' equity                                130,754         97,801
   Book value per share                                  $9.82          $9.16

   Average equity to average assets                       7.40%          6.99%
   Allowance for loan losses to loans receivable          0.86%          1.06%